Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report, dated March 19, 2025, with respect to the financial statements included in the Annual Report of Table Trac, Inc. on Form 10-K for the year ended December 31, 2024. We hereby consent to the incorporation by reference in the Registration Statements of Table Trac, Inc. on Form S-8 (File No. 333-258960).

Boulay PLLP

Minneapolis, Minnesota

March 19, 2025